VOLTAGE X

21/F, Sugar+ 25, 31 Sugar Street, Causeway Bay

Quotation

Quote #: QUO2023-227
Date: 21 Nov 2023

This Service Agreement (the "Agreement") is made and effective as of 1 January 2024 by and between:

Voltage X is a trading name of Xact Digital Limited. Xact Digital Limited is registered in the Hong Kong Special Administrative Region of the People's Republic of China with CR No.3075740.

Voltage X whose registered office is at 21/F, Sugar+ ,25-31 Sugar Street, Causeway Bay, Hong Kong (the "Agency") and

Swire management properties Limited, a limited liability company incorporated in accordance with the laws of Hong Kong, and whose registered office is located at Suite 1801, Two Pacific Place Hong Kong SAR (the "Client")

Project Lead	Job Description	Contract Period
Sam Ling	Social media management 12 months Retainer	__ Jan 2024 to __ Dec 2024

Scope of Work* (Contract Period: __ Jan2024 to __ Dec 2024)	Service Fee HKD
1) 1.1 Social media management, account servicing and project management service: a) Technical consultation and strategic planning b) Content direction and creative development c) Propose and formulate creative digital strategies d) Social content plan and schedule e) 20 x copies development for Facebook & Instagram & 8 IG Stories per month (Total 28 feed and IG story per month) f) 10 x creative development (statics/animation/short videos) per month g) Include all royalty fee of all vectors, stock photos and background music if needed h) Social media accounts monitoring, community Management (Mon - Fri, 10AM - 7PM), daily report & handle FAQ questions with pre-approved replies. Provide advice and strategic solution in case of crisis. i) Monthly Performance report & monthly meeting. Monthly performance report (fans no. / growth analysis / daily page view & visitors / content format / competitive analysis / market trend and statistic updates / any data upon request j) Photo & video shooting will be quoted separately	$648,000 / 12 months $54,000 / month

1.2 Add hoc project/campaign support: a) Curate unique and innovative social media angles for online activation to maximize the engagement rate. b) Propose suitable influencer options, shooting direction, video/ photoshoot idea and production, styling and manage contracts with third parties. KOL and related content shooting will be quoted separately. c) Provide on site and off site support for digital activation or shooting d) Assist in product loan and logistic arrangement e) Prepare post campaign reports for evaluation	
2) Digital Advertising Service: a) Advertising platform (Facebook/Instagram) b) Ad buying strategy, targeting suggestion and management c) Ad content suggestion and Ad set development d) Ad monitoring e) Ad Performance monitoring (Mon - Fri, 10AM - 7PM) f) Monthly performance reporting	7% A/C

Terms & Conditions:

Billing and Payment Terms:

We expect payment to be made within 30 calendar days against all invoices. Payment shall be paid upon the due date listed in the monthly invoice to start the work for each month. Outstanding payment will be charged an additional 2% per month.

Payments can be made by cheque to Xact Digital Limited.
Bank Name: The Hongkong and Shanghai Banking Corporation Limited (HSBC)
SWIFT Code: HSBCHKHHHKH
Bank Code: 004
Account Number: 741-517262-838

Payment can also be made through bank transfer. Please kindly provide a receipt after the transaction is made.

Agency has the right to on hold services in this contract if payment is overdue for more than 30 days. Services shall assume upon receiving the outstanding payment. Agency is not responsible for the potential negative impact / delay of the project it might cause (if any) due to the pause of the service.

Financial Arrangements
Any professional work beyond the Scope of Work outlined in this quotation will be negotiated separately. No work will begin without the Client's prior approval.

Out-of-pocket expenses
Out-of-pocket expenses (with Client's prior approval) will be billed as actually incurred and shall include, but not be limited to stationery materials, translation, postage, messenger/courier and faxes, local taxi travel only for event(s) finishing after 11pm.

VOLTAGE X

21/F, Sugar+ 25, 31 Sugar Street, Causeway Bay

We acknowledge that all information, documentation and other material provided to us by Client or otherwise obtained by Agency in connection with this Agreement and all reports generated by Agency for Client hereunder are highly valuable, confidential and material to the interest, business and affairs of Client. In that regard, Agency agrees to treat all Confidential information, whether oral or written and whether already furnished, or hereafter provided to the Agency or any of its directors, officers, employees, agents or representatives, confidentially. Agency shall not disclose such information without the prior consent of the Client except if the disclosure is required by law, regulation or another compulsory process.

Confidential information shall not include information that is already in the possession of Agency or becomes available to Agency on a non-confidential basis from a source other than Client, provided, in each case, that such information is not known by Agency to be subject to another confidentiality agreement with, or other obligation of secrecy to, Client; or becomes generally available to the public other than as a result of a disclosure by Agency or any of its Representatives.

Approval and Authority
The Agency will acquire written approval by the Client of all drafts, proofs or estimates before proceeding to publication and/or before entering into any contracts with suppliers.
The Agency shall be required to first obtain the Client's authorization and approval prior to circulating any news releases or press kits as well as other information and documentation pertaining to Client and/or Trade Secrets.

Publication
After the information has been issued to any third party, following approval by the client, its use is no longer under the Consultant's control. The Consultant cannot guarantee the use of any information or materials by a publication or other media, nor when anything is published or broadcast that because of editing or misquotation it will be completely accurate. However, the Consultant agrees that it shall be fully responsible if any inaccurate or damaging use of information or material relating to the Client arises from any negligent act or omission of the Consultant.

Entire Agreement
This Agreement represents the entire agreement between the parties and supersedes any previous communications, representations or agreements in respect to the subject matter thereof. No change, addition or modification of any part of the terms or conditions herein shall be valid or binding on either party unless in writing and signed by an authorized representative of both parties.

Governing Law
This Agreement is made and shall be construed and interpreted in accordance with the laws of the Hong Kong Special Administrative Region, applicable to contracts made and to be performed entirely therein.

Kill Fee Schedule & Termination
Upon written notification, the Client has the right to terminate this contract with a Letter of Agreement. The terminating party must give 30 days notice for the contract to be terminated.

Signed for and on behalf of Voltage X

Xact Digital Limited

Sam Ling
Managing Director
Voltage X
Date: 21 November 2023

Accepted and agreed by

Swire Properties Management Limited

Name: Shirley Lim.
Title: Senior Manager Marketing & Promotion
Company: Swire Properties Management.
Date: 5 Dec 2023